CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES I PREFERRED STOCK OF
ENTECH SOLAR, INC.

Entech Solar, Inc., a Delaware corporation (the “Corporation”) hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), there is hereby created, out of the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article Four of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of one hundred (100) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Series I Preferred Stock
A. Designation and Amount.  The shares of such series of preferred stock shall be designated as the Series I Preferred Stock (the “Series I Preferred Stock”) and the number of shares initially constituting such series shall be one hundred shares.

B. Dividend, Liquidation and Other Distribution Rights.  In the event dividends are paid, distributions in liquidation are made, or any other kind of distribution is made on shares of Common Stock, whether in cash or property, the Corporation shall make an identical payment or distribution on all outstanding shares of Series I Preferred Stock, as if each share of Series I Preferred Stock constituted one (1) share of Common Stock, or such other number of shares of Common Stock into which such Series I Preferred Stock would then be converted if the Conversion Trigger occurred on such date.

C. Voting.

(1) Except as otherwise provided by applicable law or as otherwise set forth in this Certificate of Designations, Preferences and Rights, the Series I Preferred Stock shall have no right to vote on any matters, questions or proceedings of the Corporation.

(2) The holders of a majority of the Series I Preferred Stock (the “Majority Holders”)  shall have the exclusive right, voting separately as a single class, to elect two members of the Board of Directors (such directors being referred to as the “Series I Preferred Stock Directors”).  In any such election, the holders of Series I Preferred Stock shall be entitled to cast one vote per share of Series I Preferred Stock held of record on the record date for the determination of the holders of Series I Preferred Stock entitled to vote on such election.  The initial Series I Preferred Stock Directors shall be two individuals who are designated by The Quercus Trust to serve until each of his or her successors are duly elected; and thereafter the Series I Preferred Stock Directors shall be elected at the same time as other members of the Board of Directors.  The Series I Preferred Stock Directors may only be removed by the vote of the Majority Holders, at a meeting called for such purpose (or by written consent in lieu of such a meeting).  If for any reason either, or both, of the Series I Preferred Stock Directors shall resign or otherwise be removed from the Board of Directors, then each of his or her replacement shall be a person elected by the Majority Holders, in accordance with the voting procedures set forth in this Section C(2).  However, the Majority Holders shall: (a) only be entitled to separately, as a single class, elect one member of the Board of Directors if the beneficial ownership by the Majority Holders of the Corporation’s capital stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of Common Stock and (b) not be entitled to separately, as a single class, elect a member of the Board of Directors if the beneficial ownership by the Majority Holders (on a fully-diluted basis) falls below five percent (5%) of the then outstanding shares of Common Stock.

D. Other Rights.  To the extent any rights of a holder of Common Stock exist which are not governed by Sections B and C hereof, the holder of each share of Series I Preferred Stock shall have all of the rights of a holder of one (1) share of Common Stock.

E. Conversion.  The Series I Preferred Stock shall be converted as follows (the “Conversion”):

(1) Automatic Conversion.  Subject to adjustment as provided for in Section E(3) hereof, each share of Series I Preferred Stock shall automatically be converted into one (1) share of Common Stock at such time as the beneficial ownership of the Majority Holders falls below five percent (5%) of the then outstanding shares of Common Stock (the “Conversion Trigger”).

(2) Mechanics of Conversion.  Upon the occurrence of the Conversion Trigger, the Corporation shall give written notice of its occurrence to each holder of Series I Preferred Stock (the “Conversion Notice”).  The Series I Preferred Stock shall be automatically converted as of the Conversion Trigger and each holder of Series I Preferred Stock shall be deemed to be the holder of the Common Stock into which the Series I Preferred Stock is convertible.  Upon receipt of the Conversion Notice, the holders of the Series I Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series I Preferred Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series I Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

(3) Conversion Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The number of shares of Common Stock issuable upon conversion of the Series I Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits, Recapitalizations, Subdivisions and Combination.  If, at any time or from time to time, there shall be a stock split, recapitalization, a subdivision, combination or merger or sale of assets transaction, or a distribution of Common Stock or other property, in which for any reason the Series I Preferred Stock did not participate (an “Adjustment Event”) the holders of the Series I Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series I Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Adjustment Event.

(ii) Other Events.  If any event occurs of the type contemplated by this Section E(3) but not expressly provided for herein, then the Corporation’s Board of Directors will make an appropriate adjustment in the number of shares of Common Stock or other rights to be issued to the holder of the Series I Preferred Stock upon conversion so as to protect the right of such holders.

(iii) Notices.  In case of (a) the adjustment or readjustment of the number of shares into which the Series I Preferred Stock shall be converted, the Corporation shall compute such adjustment or readjustment and shall prepare a certificate showing such adjustment and (b) the establishment of a record date for any action of, or the granting of any rights to, holders of Common Stock, then in each case the Corporation shall mail such certificate to each holder of Series I Preferred Stock within ten (10) days after such Adjustment Event.

F. Headings.  The headings of the various Sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

G. Protective Provisions.  So long as any shares of Series I Preferred Stock are outstanding, the Corporation, without first obtaining approval of the holders of a majority of the Series I Preferred Stock, cannot (i) alter or change the rights, preferences or privileges of the Series I Preferred Stock so as to materially and adversely affect such Series I Preferred Stock, or (ii) enter into any transaction, including a reorganization or merger, which would materially and adversely affect the rights of the holders of the Series I Preferred Stock to convert into Common Stock maintaining the same rights as if such holders were at all times the holders of Common Stock.

H. No Reissuance of Series I Preferred Stock.  No share or shares of Series I Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

I. Severability of Provisions.  If any right, preference or limitation of the Series I Preferred Stock set forth in this Certificate of Designations, Preferences and Rights is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, Preferences and Rights which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation.

IN WITNESS WHEREOF, Entech Solar, Inc. has caused this certificate to be executed by an authorized officer this 3rd day of June, 2010.

Entech Solar, Inc.

By:            /s/ Charles Michel
Name:       Charles Michel
Title:    Chief Financial Officer